EXHIBIT 4(j)(4)

THIRD SUPPLEMENTAL INDENTURE

4.70% Senior Notes Due 2010

5.20% Senior Notes due 2015

THIRD SUPPLEMENTAL INDENTURE, dated as of February 5, 2010, to the Indenture dated as of June 6, 2005 (the “Base Indenture” and, as amended and supplemented to the date hereof, the “Indenture”), between Boulder Acquisition Corp., a corporation duly organized and existing under the laws of Delaware (the “Company”), the successor to Affiliated Computer Services, Inc. (the “Predecessor”), and Wilmington Trust Company, as trustee (the “Trustee”) (as successor to The Bank of New York Trust Company, N.A. (“BONY”), pursuant to that certain Instrument of Resignation, Appointment and Acceptance dated as of December 19, 2006, among the Predecessor, the Trustee and BONY).

W I T N E S S E T H

WHEREAS, the Predecessor and BONY have heretofore executed and delivered the Indenture to provide for the future issuance of the Predecessor’s unsecured debt securities to be issued from time to time in one or more series as might be determined by the Predecessor under the Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

WHEREAS, the Predecessor and BONY have heretofore executed and delivered the First Supplemental Indenture, dated as of June 6, 2005 (the “First Supplemental Indenture”), pursuant to which the Predecessor has issued its 4.70% Senior Notes due 2010, in the aggregate amount of $250,000,000 (the “2010 Notes”);

WHEREAS, the Predecessor and BONY have heretofore executed and delivered the Second Supplemental Indenture, dated as of June 6, 2005 (the “Second Supplemental Indenture”), pursuant to which the Predecessor has issued its 5.20% Senior Notes due 2015, in the aggregate amount of $250,000,000 (the “2015 Notes”, and together with the 2010 Notes, the “Notes”);

WHEREAS, the Predecessor has merged with and into the Company as of February 5, 2010 with the Company surviving such merger (the “Merger”) and continuing to be the issuer of the Notes;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee may amend and supplement the Indenture without the consent of any Holder of the Notes to evidence the succession of another Person to the Predecessor;

WHEREAS, the Company has determined to enter into, and has requested the Trustee to execute, this Third Supplemental Indenture for the purpose of confirming that the Company, as successor in the Merger, assumes the obligations under the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Notes, as provided in Section 501 of the First Supplemental Indenture and the Second Supplemental Indenture;

WHEREAS, the Predecessor has delivered to the Trustee an Officers’ Certificate as well as an Opinion of Counsel pursuant to Section 501 of the First Supplemental Indenture and the Second Supplemental Indenture and Sections 9.06 and 10.04 of the Indenture to the effect that the Merger and the execution and delivery of this Third Supplemental Indenture by the Company comply with the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture and the Notes; and

WHEREAS, all other acts and proceedings required by law, by the Indenture and by the charter documents of the Company to make this Third Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree as follows:

ARTICLE 1

RATIFICATION; DEFINITIONS

Section 1.01. Third Supplemental Indenture. This Third Supplemental Indenture is supplemental to, and is entered into in accordance with Section 9.01 of the Indenture, and except as expressly modified, amended and supplemented by this Third Supplemental Indenture, all the terms, conditions and provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 1.02. Definitions. Unless the context shall otherwise require, all terms which are defined in Section 1.01 of the Indenture shall have the same meanings, respectively, in this Third Supplemental Indenture as such terms are given in said Section 1.01 of the Indenture.

ARTICLE 2

ASSUMPTION OF OBLIGATIONS

Section 2.01 Assumption of Obligations under Indenture and 2010 Notes. Pursuant to Section 501 of the First Supplemental Indenture, the Company, as successor in the Merger, expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the 2010 Notes and the performance of the Predecessor’s covenants and obligations under the Base Indenture, the First Supplemental Indenture and the 2010 Notes.

Section 2.02 Assumption of Obligations under Indenture and 2015 Notes. Pursuant to Section 501 of the Second Supplemental Indenture, the Company, as successor in the Merger, expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the 2015 Notes and the performance of the Predecessor’s covenants and obligations under the Base Indenture, the Second Supplemental Indenture and the 2015 Notes.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Effective Date. This Third Supplemental Indenture shall become effective as of the date hereof.

Section 3.02. Counterparts. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

Section 3.03. Acceptance. The Trustee accepts the Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or the due execution thereof by the Company or in respect of the recitals contained herein, all of which are made solely by the Company. In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.04. Successors and Assigns. All covenants and agreements in this Third Supplemental Indenture by the Company or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 3.05. Severability. In case any one or more of the provisions contained in this Third Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture or of the Notes, but this Third Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 3.06. Governing Law. This Third Supplemental Indenture and the Notes shall be construed in accordance with and governed by the laws of the State of New York. This Third Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, and shall, to the extent applicable, be governed by such provisions.

Section 3.07. Incorporation into Indenture. All provisions of this Third Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this Third Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 3.08. No Benefit. Nothing in this Third Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of the Notes, any benefit or legal or equitable rights, remedy or claim under this Third Supplemental Indenture, the Base Indenture or the Notes.

Section 3.09. References to Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Supplemental Indenture may refer to the Indenture without making specific reference to this Third Supplemental Indenture, but nevertheless all such references shall include this Third Supplemental Indenture unless the context requires otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the day and year first above written.

The Company:

BOULDER ACQUISITION CORP.

By	/s/ Lawrence A. Zimmerman
Name: Lawrence A. Zimmerman Title: Vice President and Treasurer

[Third Supplemental Indenture]

WILMINGTON TRUST COMPANY, as Trustee

By	/s/ Denise M. Geran
Name: Denise M. Geran Title: Vice President

[Third Supplemental Indenture]